Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bitfarms Ltd. (the Company) of our report dated December 9, 2024, relating to the restated consolidated financial statements, which appears in Exhibit 99.2 to the Company’s Amended Annual Report on Form 40-F/A for the year ended December 31, 2023.

We also consent to reference to us under the heading “Interests of Experts,” which appears in the Annual Information Form filed as Exhibit 99.1 of the Bitfarms Ltd.’s Amended Annual Report on Form 40-F/A for the year ended December 31, 2023, which is incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

March 18, 2025